









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                          AGREEMENT AND PLAN OF MERGER


                                     BETWEEN


                      APPLIED ANALYTICAL INDUSTRIES, INC.,

                          WILMINGTON ACQUISITION CORP.

                                       AND

                  MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC.








                          Dated as of February 12, 1999



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


                                TABLE OF CONTENTS


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                                   ARTICLE I.

                                  DEFINED TERMS

1.1   Definitions...................................................................................1

                                   ARTICLE II.

                                   THE MERGER

2.1   The Merger....................................................................................7
2.2   Articles of Organization......................................................................7
2.3   Bylaws........................................................................................7
2.4   Directors and Officers........................................................................7
2.5   Purposes......................................................................................7

                                  ARTICLE III.

                        CONVERSION AND EXCHANGE OF SHARES

3.1   Shares........................................................................................7
3.2   Dissenting Shares.............................................................................9
3.3   Options.......................................................................................9
3.4   Exchange and Conversion of Shares............................................................10

                                   ARTICLE IV.

                                   THE CLOSING

4.1   Effective Time and Closing...................................................................11
4.2   Deliveries by MTRA...........................................................................11
4.3   Deliveries by Merger Sub and AAI.............................................................11

                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF MTRA

5.1   Organization and Good Standing; Power and Authority: Qualifications..........................12
5.2   Authorization of the Merger Documents........................................................12
5.3   Capitalization...............................................................................12
5.4   Financial Statements.........................................................................13
5.5   Absence of Undisclosed Liabilities...........................................................13
5.6   Absence of Material Changes..................................................................14
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5.7   No Conflicts.................................................................................15
5.8   Agreements...................................................................................15
5.9   Intellectual Property Rights.................................................................15
5.10  Equity Investments; Subsidiaries.............................................................17
5.11  Corporate Minute Books.......................................................................17
5.12  Assets.......................................................................................17
5.13  Employee Benefit Plans.......................................................................17
5.14  Labor Relations; Employees...................................................................18
5.15  Litigation; Orders...........................................................................19
5.16  Compliance with Laws; Permits................................................................19
5.17  Related Transactions.........................................................................19
5.18  Disclosure...................................................................................20
5.19  Taxes........................................................................................20
5.20  Environmental Protection.....................................................................20
5.21  Consents.....................................................................................21
5.22  Insurance; Workers' Compensation.............................................................22
5.23  Brokers and Other Expenses...................................................................22
5.24  Suppliers and Customers......................................................................22
5.25  Previous Issuances Exempt....................................................................22
5.26  Real Property ...............................................................................23
5.27  Accounts Receivable..........................................................................23
5.28  Food and Drug Administration Matters.........................................................23
5.29  Pooling of Interest..........................................................................24
5.30  Information Technology.......................................................................24

                                   ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES
                                       OF
                               AAI AND MERGER SUB

6.1   Organization and Good Standing; Power and Authority: Qualifications..........................25
6.2   Authorization of the Merger Documents........................................................25
6.3   Authorization and Issuance of Shares.........................................................25
6.4   Public Documents.............................................................................25
6.5   No Conflicts.................................................................................26
6.6   Disclosure...................................................................................26
6.7   Compliance with Applicable Law, Charter and By-Laws..........................................27
6.8   Litigation and Audits........................................................................27
6.9   Consents.....................................................................................27
6.10  Brokers......................................................................................28
6.11  Tax-Free Reorganization; Pooling of Interests................................................28
6.12  Merger Sub...................................................................................28

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                                  ARTICLE VII.

                      COVENANTS OF MTRA, MERGER SUB AND AAI

7.1    Ordinary Conduct of MTRA....................................................................28
7.2    Credit Arrangements.........................................................................30
7.3    No Solicitation.............................................................................30
7.4    Access to Information.......................................................................31
7.5    Schedules to Agreement......................................................................31
7.6    Maintenance of Corporate Existence..........................................................31
7.7    Conduct of Business of AAI..................................................................31
7.8    Blue Sky Laws...............................................................................31
7.9    Certain Benefit Plans.......................................................................32
7.10   Indemnification and Insurance Regarding Directors and Officers..............................32
7.11   Form S-8....................................................................................32
7.12   Nasdaq Listing..............................................................................33
7.13   Tax-Free Reorganization.....................................................................33

                                  ARTICLE VIII.

                                MUTUAL COVENANTS
                                       OF
                     MTRA, MERGER SUB AND APPLIED ANALYTICAL

8.1    Confidentiality.............................................................................33
8.2    Consummation of Agreement...................................................................34
8.3    Publicity...................................................................................34
8.4    Filings.....................................................................................34
8.5    Pooling of Interests........................................................................34

                                   ARTICLE IX.

                              CONDITIONS TO CLOSING

9.1    Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby.......34
9.2    Conditions to the Obligations of MTRA to Effect the Transactions Contemplated Hereby........35
9.3    Conditions to the Obligations of AAI and Merger Sub to Effect the Transactions
       Contemplated Hereby.........................................................................36

                                   ARTICLE X.

                                   TERMINATION

10.1   Termination.................................................................................37
10.2   Procedure and Effect of Termination or Failure to Close.....................................38
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                                   ARTICLE XI.

                            MISCELLANEOUS PROVISIONS

11.1   Survival of Representations; Indemnification................................................38
11.2   Expenses....................................................................................39
11.3   Waiver of Compliance; Consents..............................................................39
11.4   Amendment and Modification..................................................................39
11.5   Notices.....................................................................................39
11.6   Assignment..................................................................................40
11.7   Governing Law; Jurisdiction.................................................................40
11.8   Counterparts................................................................................41
11.9   Nouns and Pronouns..........................................................................41
11.10  Interpretation..............................................................................41
11.11  Parties in Interest.........................................................................41
11.12  Entire Agreement............................................................................41

EXHIBITS
--------

Exhibit A      Form of Employee Nondisclosure Agreements
Exhibit B-1    Form of Employment Agreement--Goldsmith
Exhibit B-2    Form of Employment Agreement--Deininger
Exhibit B-3    Form of Employment Agreement--Bendzunas
Exhibit B-4    Form of Employment Agreement--Parker
Exhibit C      Form of Indemnification and Registration Rights Agreement
Exhibit D      Form of Articles of Merger
Exhibit E      Form of Pooling Letter
Exhibit F      Form of Transmittal Letter
Exhibit G      Form of Opinion of Counsel to AAI and Merger Sub
Exhibit H      Form of Opinion of Counsel to MTRA
Exhibit I      Form of MTRA Letter to Ernst & Young LLP
Exhibit J      Form of AAI Letter to Ernst & Young LLP

SCHEDULES

Schedule 1.1(a)        Acceptable Environmental Insurance
Schedule 1.1(b)        Existing Liens
Schedule 5.1           Foreign Qualifications
Schedule 5.3           Holders of Record; Options
Schedule 5.4           Financial Statements
Schedule 5.5           Undisclosed Liabilities
Schedule 5.6           Material Changes
Schedule 5.7           Conflicts
Schedule 5.8           Contracts
Schedule 5.9           Intellectual Property
Schedule 5.10          MTRA Equity Investments and Subsidiaries
Schedule 5.12          Condition of Property; Condemnation

Schedule 5.13(a)       Employee Benefit Plans
Schedule 5.13(b)       ERISA Compliance
Schedule 5.14          Employees; Nondisclosure Agreements
Schedule 5.15          Litigation; Orders
Schedule 5.16          Compliance With Laws; Permits
Schedule 5.17          Related Transactions
Schedule 5.19          Tax Matters
Schedule 5.20          Environmental Matters
Schedule 5.21          Consents
Schedule 5.22(a)       Insurance
Schedule 5.22(b)       Workers' Compensation Experience
Schedule 5.26          Real Property
Schedule 5.28          Compliance with Food and Drug Administration Matters
Schedule 5.30          Year 2000 Compliance
Schedule 6.5           No AAI Conflicts
Schedule 6.6           AAI Material Changes
Schedule 6.8           AAI Litigation
Schedule 6.9           AAI Consents
Schedule 7.1           Exceptions to Ordinary Conduct

                         AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 12, 1999, is by and between APPLIED ANALYTICAL INDUSTRIES, INC., a Delaware corporation ("AAI"), WILMINGTON ACQUISITION CORP., a Massachusetts corporation and a wholly owned subsidiary of AAI ("Merger Sub"), and MEDICAL & TECHNICAL RESEARCH ASSOCIATES, INC., a Massachusetts corporation ("MTRA").


                              BACKGROUND STATEMENT

         The parties hereto desire to effect a merger of Merger Sub and MTRA pursuant to which MTRA will be the surviving corporation, and the stockholders of MTRA as of the Effective Time will receive as consideration for the Merger shares of AAI Common Stock. Such Merger shall be consummated pursuant to the terms and conditions of this Agreement and the Articles of Merger.

         For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code. For accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."



                             STATEMENT OF AGREEMENT

         In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I.

                                  DEFINED TERMS

         1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

         "AAI Common Stock" means the common stock, par value $.001 per share, of AAI.

         "AAI Reports" has the meaning given to it on SECTION 6.4.

         "AAI Trading Price" means the average of the average of the high and low trading prices per share for AAI Common Stock as reported on the Nasdaq Stock Market (as published in The Wall Street Journal, eastern edition) for each trading day during the period of ten consecutive trading days during which shares are traded on the Nasdaq Stock Market ending on the fifth trading day prior to the Effective Time.

         "Acquisition Transaction" has the meaning given to it SECTION 7.2.

         "Action" has the meaning given to it in SECTION 11.2.

         "Articles of Merger" means the Articles of Merger substantially in the form of EXHIBIT D hereto.

         "Board of Directors" means the board of directors of a corporation or any committee thereof legally authorized to act on its behalf.

         "Benefit Plan" has the meaning given to it in SECTION 5.14.

         "Closing" means the closing of the transactions contemplated herein, as identified more specifically in ARTICLE IV.

         "Closing Date" means March 22, 1999, or such other date agreed to by the parties hereto.

         "Closing Price" has the meaning given to it in SECTION 3.1(d).

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

         "Contract" means any indenture, mortgage, guaranty, lease, license or other contract, agreement or understanding, written or oral.

         "Dissenting Shares" shall mean, at any time, shares of MTRA Common Stock as to which a stockholder has properly asserted, and continues to properly assert, rights of dissent and appraisal to the extent then required under Chapter 156B, ss.ss. 85-98 of Massachusetts Law.

         "Effective Time" has the meaning given to it in SECTION 4.1.

         "Employee" has the meaning given to it in SECTION 5.14(a).

         "Employee Agreement" has the meaning given to it in SECTION 5.15(a).

         "Employee Nondisclosure Agreements" means those certain Employee Nondisclosure Agreements substantially in the form of EXHIBIT A.

         "Employment Agreements" shall mean the Employment Agreements between AAI and each of J. Spencer Goldsmith, Robert Deininger, Barbara Bendzunas and Richard Parker, substantially in the form of EXHIBIT B-1, B-2, B-3 and B-4, respectively.

         "Encumbrances" means any mortgages, claims, liens, security interests, pledges, escrows, charges or other encumbrances of any kind or character whatsoever.

         "Environmental Costs" means any actual or potential cleanup costs, remediation, removal, or other response costs required to be incurred by MTRA to come into compliance with


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

Environmental Laws, including investigation costs (including, without limitation, fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or indemnification obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including, without limitation, damages of third parties for personal injury or property damage or damages to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

         "Environmental Insurance" means a policy of insurance obtained by MTRA, in form and substance reasonably acceptable to AAI, covering MTRA and its successors from and against any and all claims or liabilities associated with any Environmental Matter arising from or in connection with real property located at 3-5 Winship Street, Brighton, Massachusetts having an aggregate deductible amount or retention of no more than $300,000, it being agreed that the policy of insurance described on SCHEDULE 1.1(a) shall be acceptable to AAI.

         "Environmental Insurance Premium" means the aggregate of all premiums paid or payable by MTRA with respect to the Environmental Insurance.

         "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 26019 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss. 136, et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. ss.ss. 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, et seq.; as any of the above statutes have been amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been amended from time to time, including any common law cause of action providing any right of remedy relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

         "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment or health or safety of employees, including emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real property or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

         "Environmental Permits" has the meaning given to it in SECTION 5.21.


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

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and any successor statute of similar import in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute of similar import, in each case as in effect from time to time.

         "Financial Statements" means, with respect to MTRA and its Subsidiaries, (a) the audited consolidated statements of income, shareholders' equity and cash flows and the audited consolidated balance sheet for the fiscal years ended December 31, 1997, 1996 and 1995 and (b) the unaudited consolidated statements of income, shareholders' equity and cash flows and the unaudited consolidated balance sheet for the ten-month period ended October 31, 1998.

         "Generally Accepted Accounting Principles" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person on a consolidated basis throughout the period indicated and consistent with such Person's prior financial practice.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

         "Hazardous Substance" means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance at a concentration designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law;
(ii) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (iii) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

         "Indemnification and Registration Rights Agreement" means that certain Indemnification and Registration Rights Agreement substantially in the form attached hereto as EXHIBIT C.

         "Information" has the meaning given to it in SECTION 8.1.

         "Intellectual Property" means (a) all world wide rights in inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all rights in trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) and (e) all other proprietary rights.

         "Leased Real Properties" has the meaning given to it in SECTION 5.27.

         "MTRA Common Stock" means the common stock, without par value, of MTRA.

         "Massachusetts Law" means the Massachusetts Business Corporation Law, as amended, and any successor statute of similar import, in each case as in effect from time to time. References to sections of Massachusetts Law shall be construed also to refer to any successor sections.

         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), results of operations, business or assets or liabilities of a Person.

         "Merger" means the merger of Merger Sub with and into MTRA pursuant to the terms and conditions of this Agreement.

         "Merger Consideration" has the meaning given to it in SECTION 3.1(b).

         "Merger Documents" means collectively this Agreement and the other agreements and documents contemplated hereby, including any certificates or filings required hereunder or thereunder.

         "Option" has the meaning given to it in SECTION 3.3.

         "Optionholder" or "Optionholders" means one or more of the holders of any right to acquire any capital stock of MTRA pursuant to an Option.

         "Option Plan" has the meaning given to it in SECTION 3.3.

         "Permitted Encumbrances" means any of the following Encumbrances: (i) liens for taxes not yet due or liens for taxes being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of MTRA in accordance with generally accepted accounting principles; (ii) liens on the property or assets of MTRA that were incurred in the ordinary course of business, such as carriers', warehousemen's, landlords' and mechanics' liens and other similar liens arising in the ordinary course of business and that do not in the aggregate materially detract from the value of the property or assets subject thereto or materially impair the use thereof in the operation of the business of MTRA; and (iii) existing liens listed in
SCHEDULE 1.1(b).

         "Person" means a corporation, a company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust or a government or political subdivision thereof or any government agency or any other legal entity.

         "Qualified Plans" means the Medical & Technical Research Associates, Inc. Pension Plan (Plan No. 001), the Medical & Technical Research Associates, Inc. Profit Sharing Plan (Plan No. 002) and the MTRA Profit Sharing/401(k) Plan (Plan No. 003).

         "Real Properties" has the meaning given to it in SECTION 5.27.

         "Return" means any report, return, statement, estimate, declaration, notice or form required to be supplied to a taxing authority in connection with Taxes.

         "Securities Act" means the Securities Act of 1933, as amended, and any successor statute of similar import, in each case as in effect from time to time.

         "Software" means the current software applications, including any software contained in any microprocessor integrated into any equipment, used by MTRA or any of its subsidiaries in the operation of its business.

         "Stock Equivalents" has the meaning given to it in SECTION 5.3(b).

         "Stockholder" or "Stockholders" means one or more of the holders of capital stock of MTRA immediately prior to the Effective Time.

         "Subsidiary" of a Person means a corporation or other Person of which more than fifty percent (50%) of the outstanding securities having ordinary voting power to elect a majority of the board of directors, in the case of a corporation, or of the ownership or beneficial interests having ordinary voting power, in the case of a Person not a corporation, is, directly or indirectly, provided or controlled by such Person or any of its subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall have or might have voting power by reason of the happening of any contingency).

         "Surviving Corporation" has the meaning given to it in SECTION 2.1.

         "Taxes" means any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever imposed by any government or taxing authority of any country or political subdivision of any country and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon.

         "Transmittal Letter" has the meaning given to it in SECTION 3.4.

         "Year 2000 Compliant" means the information technology and equipment used by a Person will, to the extent applicable, accurately accept, store, calculate, report and sequence calendar dates (including leap year data) before, during and after the year 2000, provided that other information technology or equipment, used in combination with such information technology and equipment, properly exchanges date data with it.

         "401(k) Plan" has the meaning given to it in SECTION 7.9.

                                   ARTICLE II.

                                   THE MERGER

         2.1 THE MERGER. On the terms and subject to the conditions of this Agreement and Massachusetts Law, at the Effective Time, Merger Sub will merge with and into MTRA, the separate existence of Merger Sub will cease and MTRA shall continue its existence as the surviving corporation (the "Surviving Corporation") under the name "Medical & Technical Research Associates, Inc." and under Massachusetts Law.

         2.2 ARTICLES OF ORGANIZATION. The articles of organization of MTRA in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Corporation as amended by the Articles of Merger filed pursuant to this Agreement to be substantially identical to the articles of organization of Merger Sub except that Article I shall be amended to read as follows: "The exact name of the corporation is: Medical & Technical Research Associates, Inc." The Surviving Corporation shall be authorized to issue 1,000 shares of common stock, no par value.

         2.3 BYLAWS. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         2.4 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

         2.5 PURPOSES. The purposes of the Surviving Corporation shall be those contained in the Articles of Organization of MTRA at the Effective Time.

                                  ARTICLE III.

                        CONVERSION AND EXCHANGE OF SHARES

         3.1 SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any Person:

         (a) Each share of MTRA Common Stock held by MTRA as treasury stock and each issued and outstanding share of MTRA Common Stock owned by AAI, Merger Sub or any other Subsidiary of AAI or MTRA shall be cancelled and retired and shall cease to exist, and no Merger Consideration shall be received in respect thereof;

         (b) Each issued and outstanding share of MTRA Common Stock, other than any Dissenting Shares and any shares cancelled pursuant to SECTION 3.1(a), shall be converted into the right to receive the number of shares of AAI Common Stock (the "Merger Consideration") equal to the quotient of (a) 1,950,000 minus the quotient of (x) the

Environmental Insurance Premium, if any, divided by (y) the AAI Trading Price, divided by (B) 1,342,250; provided, however, that if:

                  (i) the AAI Trading Price is more than $16.50, the Merger Consideration shall be the number of shares of AAI Common Stock equal to the quotient of (x) the quotient of (1) $32,175,000 minus the Environmental Insurance Premium, if any, divided by (2) the AAI Trading Price divided by (y) 1,342,250; or

                  (ii) the AAI Trading Price is less than the $11.00, MTRA shall have the right to terminate this Agreement unless AAI provides written notice to MTRA prior to the Closing Date that it wishes to consummate the Merger notwithstanding that the AAI Trading Price is less than $11.00, in which case the Merger Consideration shall be the number of shares of AAI Common Stock equal to the quotient of (x) the quotient of (1) $21,450,000 minus the Environmental Insurance Premium, if any, divided by (2) the AAI Trading Price divided by (y) 1,342,250.

At the Effective Time, all shares of MTRA Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of MTRA Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or, with respect to holders of Dissenting Shares, rights provided under Chapter 156B, ss.ss. 85-98 of Massachusetts Law.

         (c) Each issued and outstanding share of capital stock of Merger Sub shall be converted into one fully-paid and nonassessable share of Common Stock, par value $.01, of the Surviving Corporation.

         (d) No fractional shares of AAI Common Stock shall be issued pursuant to SECTION 3.1(b) above. In lieu thereof, each holder of MTRA Common Stock who would otherwise be entitled to a fraction of a share of AAI Common Stock shall be entitled to receive from AAI an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the closing price for a share of AAI Common Stock on the Nasdaq Stock Market (as published in The Wall Street Journal, eastern edition) in the business day immediately preceding the Effective Time (the "Closing Price"). No interest will accrue or be paid on the cash payable in lieu of fractional shares.

         (e) If AAI shall, at any time after the date hereof and before the Effective Time, (i) issue a dividend in shares of AAI Common Stock, (ii) combine the outstanding AAI Common Stock into a smaller number of shares, (iii) subdivide the outstanding AAI Common Stock or (iv) reclassify the AAI Common Stock, then, in such event, the number of shares of AAI Common Stock to be delivered to Stockholders who are entitled to receive AAI Common Stock in exchange for MTRA Common Stock shall be adjusted so that each Stockholder shall be entitled to receive such number of shares of AAI Common Stock as such Stockholder would have been entitled to receive upon the happening of such event if the Effective Time had occurred prior to the happening of such event (or, if applicable, the record date in respect thereof), and appropriate and proportionate adjustment shall be made to the calculations and number of shares of AAI Common Stock to be issued as set forth in SECTION 3.1(b) hereof. AAI shall advise MTRA if it determines to effect any such action prior to the Effective Time. As of the date hereof, no such action is contemplated.

         3.2 DISSENTING SHARES.

         (a) Notwithstanding anything in this Agreement to the contrary, shares of MTRA Common Stock which are held by any record holder who does not vote in favor of the Merger or consent thereto in writing and who gives timely written notice to MTRA of intent to demand payment in accordance with Chapter 156B, ss. 86 of Massachusetts Law, who demands payment in accordance with Chapter 156B, ss. 89 of Massachusetts Law and who otherwise perfects right of appraisal under Chapter 156B, ss.ss. 85-98 of Massachusetts Law (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to Massachusetts Law; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under Massachusetts Law, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration set forth in SECTION 3.1(b), without interest. Notwithstanding anything to the contrary contained in this SECTION 3.2(a), if
(i) the Merger is rescinded or abandoned or (ii) if the Stockholders of MTRA revoke the authority to effect the Merger, then the right of any Stockholder to be paid the fair value of such Stockholder's Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under Massachusetts Law with respect to holders of Dissenting Shares.

         (b) MTRA shall give AAI (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by MTRA and any other related instruments served pursuant to Massachusetts Law and received by MTRA, and (ii) prior to the Effective Time, the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Massachusetts Law. MTRA shall not, except with the prior written consent of AAI, which consent shall not be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal or offer to settle any such demands.

         3.3 OPTIONS. Effective at the Effective Time and pursuant to the Medical & Technical Research Associates, Inc. 1996 Stock Option Plan (the "Option Plan"), each option to purchase one share of MTRA Common Stock ("Option") that is currently outstanding under the Option Plan, shall automatically and without additional action by Merger Sub, MTRA or AAI, be exercisable to purchase the number of shares of AAI Common Stock issued as Merger Consideration for each share of MTRA Common Stock as provided in SECTION 3.1(b) and each Option shall be assumed by AAI.

         3.4 EXCHANGE AND CONVERSION OF SHARES.

         (a) At the Closing Date, the Surviving Corporation shall provide to each holder of shares of MTRA Common Stock who is of record on MTRA's stock transfer books at the Effective Time a form of letter of transmittal and instructions (together, a "Transmittal Letter"), the forms of which are attached hereto as EXHIBIT F, for use in effecting the surrender of such shares of MTRA Common Stock. Subject to any required backup withholding obligations under the Code, at or after the Effective Time and upon surrender to the Surviving Corporation of certificates representing all shares of MTRA Common Stock held by such Stockholder, together with an appropriately executed Transmittal Letter, each Stockholder shall be entitled to receive in exchange therefor, and AAI shall issue and deliver to such Stockholder, the Merger Consideration entitled to be received by such Stockholder. Until surrendered in accordance with the provisions of this SECTION 3.4, each certificate representing shares of MTRA Common Stock (other than certificates representing shares of MTRA Common Stock owned by AAI, Merger Sub or any other Subsidiary of AAI, shares of MTRA Common Stock held in the treasury of MTRA, shares of MTRA Common Stock held by any Subsidiary of MTRA and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration without any interest thereon.

         (b) From and after the Effective Time, there shall be no transfers on the stock transfer books of MTRA in respect of Stockholders of record at the Effective Time. From and after the Effective Time, the holders of shares of MTRA Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of MTRA Common Stock except as otherwise provided in this Agreement or by applicable law. If after the Effective Time, certificates representing shares of MTRA Common Stock are presented to the Surviving Corporation, the Surviving Corporation shall cancel or exchange such certificates, and any underlying shares of MTRA Common Stock represented thereby, as provided by this ARTICLE III. AAI shall be obligated to issue Merger Consideration only to the record holders of MTRA Common Stock.

         (c) None of AAI, MTRA or the Surviving Corporation shall be liable to a holder of shares of MTRA Common Stock for any property delivered to a public official pursuant to applicable abandoned property laws, or for any interest thereon. If certificates representing shares of MTRA Common Stock are not surrendered prior to the date on which the consideration payable in respect of the underlying shares would otherwise escheat to or become the property of any governmental unit or agency, any consideration payable in respect of such certificates, shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims of interest of any person previously entitled thereto.


                                   ARTICLE IV.

                                   THE CLOSING

         4.1 EFFECTIVE TIME AND CLOSING. On the Closing Date, assuming satisfaction or, to the extent permitted hereunder, waiver, of all conditions to the Merger set forth in ARTICLE IX, MTRA and AAI shall cause the Articles of Merger to be filed with the State Secretary of the Commonwealth of Massachusetts. Additionally, MTRA and Merger Sub shall cause all other filings or recordings to be made as required by applicable law in connection with the Merger. The Merger shall be consummated and the Merger shall become effective upon the filing of the Articles of Merger (such time, the "Effective Time"). The closing of the Merger shall take place at the offices of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina commencing at 10:00 a.m. local time on the Closing Date.

         4.2 DELIVERIES BY MTRA. At or by the Closing, MTRA shall have caused the following documents to be executed as contemplated thereby and delivered to Merger Sub or AAI, or both, as the case may be:

         (a) The Employee Nondisclosure Agreements executed by each of the employees of MTRA and its Subsidiaries listed on SCHEDULE 5.14;

         (b) The Indemnification and Registration Rights Agreement executed by each Stockholder, other than Inderjit Kaul;

         (c) The Employment Agreements executed by J. Spencer Goldsmith, Robert Deininger, Barbara Bendzunas and Richard Parker, on the one hand, and by AAI, on the other hand;

         (d) Letters in the form of EXHIBIT E executed by each Optionholder who is a director or officer of MTRA but who is not also a Stockholder;

         (e) Evidence that any voting agreement among any of the Stockholders has been terminated; and

         (f) All other documents, certificates, instruments and writings required hereunder to be delivered by MTRA, or as reasonably may be requested by Merger Sub or AAI to consummate the transactions contemplated by this Agreement or any of the other Merger Documents.

         4.3 DELIVERIES BY MERGER SUB AND AAI. At or by the Closing, Merger Sub and AAI shall have caused to be executed and delivered to MTRA's Stockholders:

         (a) the Indemnification and Registration Rights Agreement executed by AAI; and

         (b) all other documents, certificates, instruments and writings required hereunder to be delivered by Merger Sub or AAI, or as reasonably may be requested by MTRA to consummate the transactions contemplated by this Agreement or any other of the Merger Documents.


                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF MTRA

         MTRA represents and warrants to Merger Sub and AAI as follows:

         5.1 ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY:
QUALIFICATIONS. MTRA and each of its Subsidiaries, all of which are listed on
SCHEDULE 5.1, (i) is a corporation
duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted and (iii) is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, those jurisdictions listed on SCHEDULE 5.1 under its name, which jurisdictions constitute all of the jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on MTRA and its Subsidiaries taken as a whole. MTRA has all requisite corporate power and authority to enter into and perform its obligations under the Merger Documents.

         5.2 AUTHORIZATION OF THE MERGER DOCUMENTS. On or before the Closing Date the execution, delivery and performance by MTRA of each of the Merger Documents to which it is party shall have been duly authorized by all requisite corporate action on the part of MTRA, and each of the Merger Documents shall constitute a legal, valid and binding obligation of MTRA enforceable against it in accordance with its terms except to the extent (a) that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         5.3 CAPITALIZATION.

         (a) The authorized equity capitalization of MTRA as of the date of this Agreement consists entirely of 1,400,000 shares of MTRA Common Stock, of which 815,750 shares are issued and outstanding and an aggregate of 526,500 shares are reserved for issuance pursuant to all outstanding Options. All of such outstanding shares have been validly issued and are fully paid and nonassessable.

         (b) SCHEDULE 5.3 hereto contains a list of (i) all holders of record of capital stock of MTRA, including the number of shares of capital stock held by each such holder, and (ii) all outstanding warrants, options, agreements, convertible securities or other commitments or securities convertible into, or exchangeable or exercisable for, shares of capital stock of MTRA ("Stock Equivalents") pursuant to which MTRA is obligated or contingently obligated to issue any shares of the capital stock or other securities of MTRA, which names all persons entitled of record to receive such shares or other securities, the shares of capital stock or other securities required to be issued thereunder as of the date hereof and the price per share, if any, payable with respect to the issuance of any share of capital stock issuable thereunder. Except for the Options, which are listed on SCHEDULE 5.3, there are no beneficial owners of shares of MTRA's capital stock or other securities who are not otherwise holders of record. Except as set forth on SCHEDULE 5.3, there are, and immediately after the Closing, there will be, no Stock Equivalents outstanding and no rights, including preemptive or similar rights, to purchase or otherwise acquire shares or sell or otherwise transfer shares of the capital stock of MTRA pursuant to any provision of law, MTRA's articles of organization or its bylaws, any agreement to which MTRA is a party or otherwise. Except as set forth on SCHEDULE 5.3, MTRA is not a party to, and there is, and immediately after the Closing there will be, no agreement, restriction or encumbrance

(such as a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders' agreement, or any other similar agreement, whether or not MTRA is a party thereto) with respect to the purchase, sale or voting of any shares of capital stock of MTRA (whether outstanding or issuable upon conversion, exchange or exercise of outstanding securities) other than the Indemnification and Registration Rights Agreement. Except as set forth on SCHEDULE 5.3, no Person has the right to nominate or elect one or more directors of MTRA other than through the right to vote its shares of MTRA Common Stock in an election of directors.

         5.4 FINANCIAL STATEMENTS. MTRA has furnished to Merger Sub its Financial Statements. Except as set forth in SCHEDULE 5.4, all such Financial Statements (i) have been prepared in accordance with Generally Accepted Accounting Principles (except that the unaudited financial statements do not contain all of the footnotes required under Generally Accepted Accounting Principles and are subject to normal year-end adjustments, none of which reasonably could be expected to result in a Material Adverse Effect on MTRA or any of its Subsidiaries) and (ii) fairly present the consolidated financial position of MTRA and its Subsidiaries as of the date thereof, and the results of their consolidated operations for the periods indicated therein.

         5.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on SCHEDULE 5.5, neither MTRA nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) other than (i) liabilities or obligations reserved against or otherwise reflected in MTRA's Financial Statements or the footnotes thereto,
(ii) intercompany liabilities among MTRA and its Subsidiaries, (iii) liabilities or obligations under Contracts listed on the Schedules to this Agreement or under Contracts that are not required to be disclosed thereon (but not liabilities for breaches thereof), (iv) trade accounts payable for goods and services and wages and salaries, in each case, incurred after October 31, 1998, in the ordinary course of business consistent (in amount and kind) with past practice, (v) other liabilities or obligations that were incurred after October 31, 1998, in the ordinary course of business consistent (in amount and kind) with past practice and that do not exceed $50,000 in the aggregate and (vi) other liabilities disclosed or referred to elsewhere in this Agreement.

         5.6 ABSENCE OF MATERIAL CHANGES. Except as set forth on SCHEDULE 5.6 and except as otherwise expressly contemplated by this Agreement, since October 31, 1998, each of MTRA and its Subsidiaries has conducted its business in the ordinary course, consistent with past practice and there has not been (a) any Material Adverse Effect on MTRA and its Subsidiaries taken together as a whole or any event or condition (other than publicly reported events or conditions affecting MTRA's and its Subsidiaries' industry generally) that reasonably could be expected to have such a Material Adverse Effect, (b) any waiver or cancellation of any right of MTRA or any of its Subsidiaries to the extent such waiver or cancellation has had or reasonably could be expected to have a Material Adverse Effect on MTRA and its Subsidiaries taken as a whole, or the cancellation of any material debt or claim held by MTRA or any of its Subsidiaries, (c) any payment, discharge or satisfaction of any claim, liability or obligation of MTRA or any of its Subsidiaries, other than in the ordinary course of business, (d) any Encumbrance upon the assets of MTRA or any of its Subsidiaries other than any Permitted Encumbrance or

Encumbrance disclosed on SCHEDULE 5.13(a), (e) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition by MTRA or any of its Subsidiaries of, any securities of MTRA or any of its Subsidiaries, (f) any issuance of stock, bonds or other securities of MTRA or its Subsidiaries or any options or other rights to acquire any such securities or the exercise of outstanding options, (g) any sale, assignment or transfer of any tangible or intangible assets of MTRA or any of its Subsidiaries except in the ordinary course of business, (h) any loan by MTRA or any of its Subsidiaries to any officer, director, employee, consultant or shareholder thereof of an amount in excess of $25,000 (other than advances to such persons in the ordinary course of business in connection with travel and travel related expenses), (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, property, financial condition or results of operations of MTRA and its Subsidiaries taken together as a whole, (j) any increase, direct or indirect, in the compensation paid or payable to any officer or director of MTRA or any of its Subsidiaries or, other than in the ordinary course of business, to any other employee, consultant or agent of MTRA or any of its Subsidiaries, (k) any change in the accounting methods, practices or policies of MTRA and its Subsidiaries, (l) any indebtedness incurred, except in the ordinary course of business, for borrowed money by MTRA or any of its Subsidiaries, (m) any amendment to or termination of any material agreement to which MTRA or any of its Subsidiaries is a party other than the expiration of any such agreement in accordance with its terms, (n) any change to the knowledge of MTRA with respect to the regulation of MTRA and its Subsidiaries or their respective activities by any administrative agency or governmental body to the extent such change, to the knowledge of MTRA, has had or reasonably could be expected to have a Material Adverse Effect on MTRA or any of its Subsidiaries, (o) any material change in the manner of business or operations of MTRA and its Subsidiaries or (p) any agreement or commitment (contingent or otherwise) by MTRA or any of its Subsidiaries to do any of the foregoing.

         5.7 NO CONFLICTS. Except as set forth on SCHEDULE 5.7, MTRA's execution and delivery of, and performance of its obligations under, the Merger Documents and the consummation by MTRA of the transactions contemplated thereby will not
(a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to it, or any of its properties or assets,
(b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of its properties or assets under, any material Contract to which it is a party or (c) violate its articles of organization or bylaws.

         5.8 AGREEMENTS.

         (a) Except as set forth on SCHEDULE 5.8, as of the date hereof neither MTRA nor any of its Subsidiaries is a party to any Contract other than any Contract that (i) pursuant to its terms, has expired, been terminated or fully performed by the parties, and in each case, under which neither MTRA nor any of its Subsidiaries has any liability, contingent or otherwise, (ii) is cancelable by either MTRA or any of its Subsidiaries on thirty (30) days' or less notice without any penalty or other financial obligation and that involves payments to or from MTRA or any of its Subsidiaries of less than $5,000 in such 30-day period or (iii) involves annual aggregate payments to or from MTRA or any of its Subsidiaries of $25,000 or less, and in each case, is not material to the business or financial condition of MTRA and its Subsidiaries, individually or in the aggregate.

         (b) Complete copies (or, if oral, full written descriptions) of all Contracts required to be listed hereby on SCHEDULE 5.8, including all amendments thereto, have been delivered to AAI. Each of such Contracts is valid and in full force and effect against MTRA or its Subsidiary party thereto and, to MTRA's knowledge, against the other parties thereto. There is no breach, violation or default by MTRA or any of its Subsidiaries, and no event that, with notice or lapse of time or both, (A) would constitute a breach, violation or default by such party under any such Contract or (B) would give rise to any lien or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against such party under any such Contract. Except as set forth on SCHEDULE 5.8, as of December 31, 1998 no other party to any of such Contracts was in arrears by more than 30 days in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Contracts, no waiver or indulgence has been granted by any of the parties thereto and no party to any of such Contracts has repudiated any provision thereof.

         5.9 INTELLECTUAL PROPERTY RIGHTS.

         (a) Each of MTRA and it Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement, permission or otherwise all Intellectual Property, individually or in the aggregate, material to the operation of its business as currently conducted. Each material item of Intellectual Property owned or used by either MTRA or any of its Subsidiaries immediately prior to the Closing will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing.

         (b) Except as set forth on SCHEDULE 5.9, (i) (A) to the knowledge of MTRA, neither MTRA nor any of its Subsidiaries has interfered with or infringed upon any Intellectual Property rights of third parties, and the business conducted by MTRA or any of its Subsidiaries (which, in the case of the development, marketing and licensing of proprietary products, shall be limited to the products set forth on SCHEDULE 5.9) will not interfere with or infringe upon any Intellectual Property rights of third parties, and (B) neither MTRA nor any of its Subsidiaries has misappropriated any Intellectual Property rights of third parties, and the business conducted by MTRA or any of its Subsidiaries (which, in the case of the development, marketing and licensing of proprietary products, shall be limited to the products set forth on SCHEDULE 5.9) will not misappropriate any Intellectual Property rights of third parties, and (ii) to MTRA's knowledge, neither MTRA nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To MTRA's knowledge, no third party has interfered with, infringed upon or misappropriated any material Intellectual Property rights of MTRA or any of its Subsidiaries.

         (c) Neither MTRA nor any of its Subsidiaries have any patent or pending patent applications.

         (d) Neither MTRA nor any of its Subsidiaries have any registered trademarks or material unregistered trademarks or material license, agreement or other permission granted to any third party with respect to any of their respective Intellectual Property.

         (e) SCHEDULE 5.9 identifies each item of material Intellectual Property that any third party owns and that MTRA or any of its Subsidiaries uses pursuant to license, sublicense, agreement or permission and each such item of Intellectual Property for which MTRA or any of its Subsidiaries has granted to a third party any sublicense or similar right. To MTRA's knowledge, each such item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or change, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened that challenges the validity of any such item of Intellectual Property.

         (f) To the knowledge of any officers of MTRA, neither MTRA nor any of its Subsidiaries has disclosed any of its confidential know-how, trade secrets or confidential business information (other than financial information with respect to MTRA) other than (i) in the regular and ordinary course of business,
(ii) to representatives, agents, consultants, accountants, attorneys, financial advisers of such Person, (iii) in connection with entering into this Agreement,
(iv) to governmental authorities as from time to time requested or (v) to other persons subject to agreements regarding the confidential treatment thereof.

         (g) MTRA has delivered to AAI copies of (i) all written opinions of legal counsel issued to MTRA or any of its Subsidiaries relating to Intellectual Property and (ii) all correspondence MTRA or any of its Subsidiaries has received from, or sent to, any third party concerning or relating to any interference with, infringement upon or misappropriation of their respective or any third party's Intellectual Property.

         5.10 EQUITY INVESTMENTS; SUBSIDIARIES. Except as disclosed on SCHEDULE 5.10, MTRA has never had, nor does it presently have, any Subsidiaries, nor has it owned, nor does it presently own, whether directly or indirectly owned, any capital stock or other proprietary interest, directly or indirectly, in any corporation, company, association, trust, partnership, joint venture or other entity.

         5.11 CORPORATE MINUTE BOOKS. The corporate records of each of MTRA and its Subsidiaries are correct and complete in all material respects. True and correct copies of all minutes of meetings or other actions by the directors, stockholders or incorporators of each such Person since their respective inceptions have previously been provided to AAI.

         5.12 ASSETS.

         (a) Except with respect to Intellectual Property (which is separately addressed in SECTION 5.9), each of MTRA and its Subsidiaries has good and marketable title to all of its assets and properties, free and clear of any Encumbrances except Permitted Encumbrances.

         (b) Except as set forth on SCHEDULE 5.12, the buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property owned by, or leased to MTRA or any of its Subsidiaries and material to their respective operations, as of the date hereof, (i) are in all material respects in good operating condition and repair (normal wear and tear excepted) and (ii) are suitable for their current use in all material respects.

         (c) Except as set forth on SCHEDULE 5.12, neither MTRA nor any of its Subsidiaries has received notice of, or has knowledge of, any pending, threatened or contemplated condemnation proceeding or similar taking affecting their respective assets (including the Real Properties).

         5.13 EMPLOYEE BENEFIT PLANS.

         (a) SCHEDULE 5.13(a) hereto contains a true and complete list of (i) each plan, program, policy, contract or agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, vacation, fringe benefits or other employee benefits of any kind, whether funded or unfunded, written or oral, which is now sponsored, maintained, contributed to or required to be contributed to by MTRA or any of its Subsidiaries or pursuant to which MTRA or any of its Subsidiaries has any liability, contingent or otherwise, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (each, a "Benefit Plan") and (ii) each management, employment, bonus, option, equity (or equity related), severance, consulting, noncompete, confidentiality or similar agreement or contract, pursuant to which MTRA or any of its Subsidiaries has any liability, contingent or otherwise, between, on the one hand, MTRA or any of its Subsidiaries, and on the other, any current, former or retired employee, officer, consultant, independent contractor, agent or director of such Person (each, an "Employee Agreement"). Except as identified on SCHEDULE 5.13(a), neither MTRA nor any of its Subsidiaries currently sponsors, maintains, contributes to, or is required to contribute to, nor has any such Person ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to,
(i) any "defined benefit plan" (as defined in ERISA Section 3(35)), (ii) any "multiemployer plan" (as defined in ERISA Section 3(37)) or (iii) any Benefit Plan that provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon his or her retirement or termination of employment, except as required by Section 4980B of the Code.

         (b) MTRA is not (i) a member of a "controlled group of corporations," under "common control" or an "affiliated service group" within the meaning of Sections 414(b), (c) or (m) of the Code, (ii) required to be aggregated under
Section 414(o) of the Code, or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any other entity.

         (c) MTRA has delivered to AAI current, accurate and complete copies of all documents establishing or embodying each Benefit Plan and each Employee Agreement, including all amendments thereto, trust or funding agreements relating thereto (if any), the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), the most recent determination letter (if any) received from the Internal Revenue Service, the most recent summary plan description (with all material modifications) (if any), and all material written communications to any employee or employees relating to any Benefit Plan or Employee Agreement.

         (d) Except as set forth on SCHEDULE 5.13(b), each Benefit Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable, laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; and, except as set forth on SCHEDULE 5.13(b), each Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified.

         (e) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan or Employee Agreement that will or is reasonably likely to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of MTRA.

         5.14 LABOR RELATIONS; EMPLOYEES.

         (a) SCHEDULE 5.14 hereto lists all employees (each, an "Employee") of MTRA and its Subsidiaries and their current annual salaries or hourly wage rate. Except as set forth on SCHEDULE 5.14 hereto, (i) neither MTRA nor any of its Subsidiaries is delinquent in any material respect in payments to any of its Employees, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed by them to the date hereof, (ii) each of MTRA and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, (iii) neither MTRA nor any of its Subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, and no labor union has requested or, to the best of MTRA's knowledge has sought to represent any of the employees, representatives or agents of MTRA or any of its Subsidiaries, (iv) there is no labor strike, dispute, slowdown or stoppage actually pending, or, to the best of MTRA's knowledge, threatened against or involving MTRA or any of its Subsidiaries, (v) to the best of MTRA's knowledge, no salaried key Employee has any plans to terminate his or her employment with MTRA or any of its Subsidiaries.

         (b) Each Employee listed on SCHEDULE 5.14 has executed an Employee Nondisclosure Agreement.

         5.15 LITIGATION; ORDERS. Except as set forth on SCHEDULE 5.15, there is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the best of MTRA's knowledge, threatened against MTRA or any of its Subsidiaries, or their respective assets or business. Except as set forth on
SCHEDULE 5.15, neither MTRA nor any of its Subsidiaries is subject to any order, writ, injunction or decree of any court or any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality.

         5.16 COMPLIANCE WITH LAWS; PERMITS. Except as provided in SCHEDULE 5.16, each of MTRA and it Subsidiaries (a) has complied in all material respects with all federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders materially applicable to it and its respective business and
(b) has all material federal, state, local and foreign governmental licenses, permits and qualifications required to conduct its business as currently conducted, such licenses, permits and qualifications are in full force and effect, and has received no notice of any violations that have been recorded in respect of any such licenses, permits and qualifications, and no proceeding is pending or, to the best of MTRA's knowledge, threatened to revoke or limit any such license, permit or qualification. SCHEDULE 5.16 sets forth a list of all such licenses, permits and qualifications, and the expiration dates thereof.

         5.17 RELATED TRANSACTIONS. Except as set forth on SCHEDULE 5.17, no current stockholder, director, officer or employee of MTRA or any of its Subsidiaries, or any "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the foregoing persons, or of MTRA or any of its Subsidiaries, is presently, or during the past three years has been, directly or indirectly, a party to any agreement, transaction or series of similar transactions with MTRA or any of its Subsidiaries other than in connection with any such Person's duties as a director, officer or employee of MTRA or such Subsidiary.

         5.18 DISCLOSURE. This Agreement and all certificates, instruments and written materials furnished or made to Merger Sub or AAI by or on behalf of MTRA and its Subsidiaries in connection with this Agreement, taken as a whole and including any written corrective materials furnished or made available to AAI prior to the date hereof, do not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

         5.19 TAXES.

         (a) Except as set forth on SCHEDULE 5.19, each of MTRA and its Subsidiaries has filed all material Returns required by law to have been filed by it and has paid all material Taxes required to be paid by it including, without limitation, any Tax levied upon any of its properties, assets, income or franchises. All Returns filed by MTRA and it Subsidiaries were complete and correct in all material respects and, except as set forth in SCHEDULE 5.19, each such Return was timely filed. All amounts required to be collected or withheld by each of MTRA and it Subsidiaries, have been collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted. The accruals and reserves for Taxes in each of such balance sheets that are part of the Financial Statements are adequate in all material respects to cover any liability of MTRA or any of its Subsidiaries for Taxes for periods through the dates of such balance sheets. The accruals and reserves for deferred tax liability in each of such balance sheets are adequate.

         (b) Since December 31, 1995, no taxing authority in a jurisdiction where MTRA or any of its Subsidiaries do not file Returns has made a claim, assertion or threat that such non-filing entity is or may be subject to taxation by such jurisdiction. SCHEDULE 5.19 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which each of MTRA and its Subsidiaries has filed an income, franchise, sales and use tax return for taxable periods ending on or after December 31, 1995. All taxable years of each of MTRA and its Subsidiaries for federal, state and foreign local income tax purposes for periods ended on or before December 31, 1995 have been closed by expiration of the applicable statute of limitations (taking into account waivers and extensions).

         5.20 ENVIRONMENTAL PROTECTION. Except as set forth on SCHEDULE 5.20, each of MTRA and its Subsidiaries is, and at all times has been operated, in material compliance with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws. Except as set forth in SCHEDULE 5.20, each of MTRA and its Subsidiaries has obtained, and is in material compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of Hazardous Substances used or produced by its business. Except as set forth in SCHEDULE 5.20, there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the best of MTRA's knowledge, threatened against MTRA or any of its Subsidiaries that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits. Except as set forth in SCHEDULE 5.20, there are no past or present conditions, events or circumstances (i) that may interfere with or prevent continued compliance by MTRA or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (ii) that are reasonably likely to give rise to any liability or other obligation under any Environmental Laws that may require MTRA or any of its Subsidiaries to incur any Environmental Costs, or (iii) that are reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving any MTRA or any of its Subsidiaries based on or related to any Environmental Matter. Except as set forth in SCHEDULE 5.20, there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property or tangible assets currently owned, operated or controlled in whole or in part by MTRA or any of its Subsidiaries. SCHEDULE 5.20 also lists all underground or aboveground storage tanks, incinerators or surface impoundments that were removed by, or at the direction of, MTRA from any such properties. Except as set forth in SCHEDULE 5.20, neither MTRA nor any of its Subsidiaries has received any written notice or other communication that it is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure on its behalf to comply in any respect with any Environmental Law or the requirements of any Environmental Permit. Except as set forth on SCHEDULE 5.20, neither MTRA nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, in violation of any Environmental Laws. Except as set forth in SCHEDULE 5.20, no lien exists, and no condition exists which is reasonably likely to result in the filing of a lien, against any property of MTRA or any of its Subsidiaries under any Environmental Law. Except as set forth in SCHEDULE 5.20, there has been no release or other dissemination at any time of any Hazardous Substances at, on, or about, under or within any real property currently or formerly owned or leased by MTRA or any of its Subsidiaries or any predecessor thereof or any real properties operated or controlled by MTRA or any of its Subsidiaries (other than pursuant to and in accordance with permits held by MTRA or any of its Subsidiaries or its predecessor). Except as set forth in
SCHEDULE 5.20, neither MTRA nor any of its Subsidiaries has been requested or required by any governmental authority to perform any investigatory or remedial activity in connection with any Environmental Matter.

         5.21 CONSENTS. Except as set forth on SCHEDULE 5.21, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery and performance by MTRA of the Merger Documents or the consummation by MTRA of the transactions contemplated thereby (other than such notifications or filings required under applicable federal or state securities laws, if any, which shall be made on a timely basis).

         5.22 INSURANCE; WORKERS' COMPENSATION.

         (a) SCHEDULE 5.22(a) lists each currently effective insurance policy issued in favor of MTRA and its Subsidiaries, setting forth the identity of the respective insurance carriers and a description of the policy. All premiums due and payable in respect of such policies have been paid, such policies are in full force and effect and free from any right granted by MTRA of termination on the part of the insurance carriers, except as provided in the respective policies. SCHEDULE 5.22(B) sets forth a description, indicating dates and nature of claims, of the workers' compensation experience through the date hereof of MTRA and its Subsidiaries since January 1, 1998, which description is true, complete and accurate in all material respects.

         (b) Neither MTRA nor any of its Subsidiaries has received any notice of cancellation with respect to any of its insurance policies, and, within the three years preceding the date hereof, neither MTRA nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, in each case where such cancellation or refusal, individually or in the aggregate, would have a Material Adverse Effect on MTRA.

         5.23 BROKERS AND OTHER EXPENSES. Except for the employment of Lehman Brothers, Inc. and Corporate Finance Advisors, Inc. as financial consultants, neither MTRA nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement. MTRA's legal, accounting, financial advisory and other expenses incurred in connection with the negotiation and execution of this Agreement, the other agreements and documents contemplated hereby, and the letter of intent between AAI and MTRA dated November 24, 1998, shall not exceed the sum of $75,000 plus amounts payable under the letter agreements dated April 16, 1998 between MTRA and Lehman Brothers Inc. and dated August 31, 1998 between MTRA and Corporate Finance Advisors, Inc.

         5.24 SUPPLIERS AND CUSTOMERS. No supplier of materials or services to MTRA or any of its Subsidiaries in an amount in excess of $50,000 per year has during the last twelve (12) months on such supplier's initiative decreased materially or, to the best of MTRA's knowledge, threatened to decrease or limit materially its provision of services or supplies to MTRA or any of its Subsidiaries. MTRA has provided to AAI a list of all customers which accounted for 5% or more of MTRA's and its Subsidiaries' consolidated revenues for the ten months ended October 31, 1998, indicating the revenues from each such customer. MTRA has no knowledge of any termination, cancellation or threatened termination or cancellation or limitation of, or any material modification or change in, or material dissatisfaction expressed in writing with the business relationship between MTRA or any of its Subsidiaries, on one hand, and any supplier or customer thereof, on the other hand, of materials or services in an amount in excess of $50,000 per year.

         5.25 PREVIOUS ISSUANCES EXEMPT. All shares of capital stock and other securities issued by MTRA since December 31, 1996 prior to Closing have been issued in transactions exempt from registration under the Securities Act and all applicable state securities or "blue sky" laws. Since December 31, 1996, MTRA has not offered any of its capital stock, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from MTRA, or otherwise approached or negotiated with any other person in respect thereof, in such a manner as to require registration under the Securities Act.

         5.26 REAL PROPERTY. Neither MTRA nor any of its Subsidiaries own any real property. SCHEDULE 5.26 lists all real property leased by MTRA and it Subsidiaries, each of which has leasehold title to its respectively leased real properties (collectively, the "Leased Real Properties"). To MTRA's knowledge, other than as described on SCHEDULE 5.26, there are no intended public improvements that will result in any charge being levied against, or in the creation of any Encumbrances upon, the Real Properties or Leased Real Properties or any portion thereof.

         5.27 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Financial Statements and those accounts receivable of MTRA acquired or created after December 31, 1997 through the date hereof (a) were and are, except to the extent collected, bona fide accounts receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice and (b) are recorded net of discounts, if any, provided to customers.

         5.28 FOOD AND DRUG ADMINISTRATION MATTERS.

         (a) Except as set forth SCHEDULE 5.28, neither MTRA nor any of its Subsidiaries has received any communication (including, any warning letter) or is otherwise aware of any action or proceeding pending or, to the best of their knowledge, threatened, including, without limitation, warning letter, prosecution, injunction, seizure, civil fine or recall, alleging that such Person is not in compliance with any and all applicable laws, regulations or orders implemented by the Food and Drug Administration, or implemented by the relevant state, local or international agency responsible for regulating the pharmaceutical industry, including but not limited to, allegations related to
(i) drug development and/or clinical research establishments operated by MTRA or any of its Subsidiaries or (ii) drug or product license applications submitted directly by such Person, or by a customer of such Person that includes data generated by MTRA or any of its Subsidiaries, other than non-material correspondence received from the Food and Drug Administration in connection with the filing and review of applications. To MTRA's knowledge, no employee of MTRA or any of its Subsidiaries is or has been the subject of any similar pending or threatened action or proceeding.

         (b) To the best knowledge of MTRA, all consultants utilized by MTRA or any of its Subsidiaries to generate information to be submitted to the Food and Drug Administration, or any equivalent state, local or international agency, including, but not limited to, contract research organizations, pre-clinical testing laboratories, clinical investigators and institutional review boards, are in compliance in all material respects with all applicable Food and Drug Administration requirements, as well as the applicable requirements of relevant state, local and international agencies with regard to the development of data to be utilized by MTRA or any of its Subsidiaries as part of the relevant drug or product approval process.

         (c) Neither MTRA nor any of its Subsidiaries, nor, to the best knowledge of MTRA, any employee of MTRA or any of its Subsidiaries, has received any correspondence from the Food and Drug Administration or is aware of any action or proceeding, pending or threatened, against MTRA or any of its Subsidiaries or, to the best knowledge of MTRA, any such employee regarding any debarment action or investigation undertaken pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. ss. 335(a), (b) and (c), or any other similar regulation of the Food and Drug Administration.

         (d) Neither MTRA nor any of its Subsidiaries, nor, to the best knowledge of MTRA, any employee of MTRA or any of its Subsidiaries, has been the subject, officially or otherwise, of any investigation by the Food and Drug Administration pursuant to its Fraud, Untrue, Material Facts, Bribery, and Illegal Gratuities Final Policy.

         (e) To MTRA's knowledge, no data generated by MTRA or any of its Subsidiaries that has been provided to clients of such Person is the subject, either pending or threatened, of any regulatory or other action by the Food and Drug Administration or by any state, local or international regulatory entity relating to the truthfulness or scientific adequacy of such data.

         (f) All drug and product license applications and related filings to the Food and Drug Administration by MTRA or any of its Subsidiaries are current and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

         (g) Neither MTRA nor any of its Subsidiaries has failed to comply in any material respect with applicable statutes or regulations, promulgated by the Drug Enforcement Agency or otherwise, with respect to controlled or scheduled substances, including requirements that MTRA or any of its Subsidiaries obtain and maintain applicable permits in connection with the possession of such substances.

         5.29 POOLING OF INTEREST. The statements set forth in the form of letter to AAI's accountants, Ernst & Young LLP, which is attached hereto as
EXHIBIT I are true and correct and shall be true and correct as of the Effective Time.

         5.30 INFORMATION TECHNOLOGY.

         (a) Except as set forth in SCHEDULE 5.30, all Software owned or exclusively licensed by MTRA is Year 2000 Compliant. Except as set forth in
SCHEDULE 5.30, to MTRA's knowledge after reasonably diligent inquiry, all Software licensed by MTRA under nonexclusive licenses is Year 2000 Compliant. MTRA does not reasonably expect capital expenditures necessary to make such Software Year 2000 Compliant to materially exceed its 1999 budget for capital expenditures for software and hardware, which is attached to SCHEDULE 5.30.

         (b) MTRA has adequate rights to use the Software in the manner in which it is currently being used by MTRA.


                                   ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES
                                       OF
                               AAI AND MERGER SUB

         AAI and Merger Sub represent and warrant to MTRA as follows:

         6.1 ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY:
QUALIFICATIONS. Each of AAI and Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. Each of Merger Sub and AAI has all requisite corporate power and authority to enter into and perform its obligations under the Merger Documents.

         6.2 AUTHORIZATION OF THE MERGER DOCUMENTS. The execution, delivery and performance by Merger Sub and AAI of each of the Merger Documents to which it is party have been duly authorized by all requisite corporate action on the parts of Merger Sub and AAI, and each of the Merger Documents constitutes a legal, valid and binding obligation of Merger Sub and AAI, as appropriate, enforceable against it in accordance with its terms, except to the extent (a) that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         6.3 AUTHORIZATION AND ISSUANCE OF SHARES. The authorization, reservation, issuance, sale and delivery of the Merger Consideration have been duly authorized by all requisite corporate action on the part of AAI, and when issued, sold and delivered in accordance with this Agreement, such Merger Consideration will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free of any Encumbrances. Moreover, AAI has reserved a sufficient number of shares of AAI Common Stock for issuance under this Agreement.

         6.4 PUBLIC DOCUMENTS. AAI's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended, and Quarterly Report on Form 10-Q for the period ended September 30, 1998 (the "AAI Reports"), when filed with the Securities and Exchange Commission, complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of AAI included in the AAI Reports were prepared in conformity with Generally Accepted Accounting Principles applied on a consistent basis (except as otherwise stated in the financial statements), and present fairly in all material respects the consolidated financial position, results of operations and cash flows of AAI and its consolidated Subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to (i) the absence of certain notes thereto and (ii) normal year-end audit adjustments which are not in the aggregate material. The consolidated balance sheet of AAI and its Subsidiaries as of September 30, 1998, including the notes thereto, is hereinafter referred to as the "AAI Balance Sheet." AAI has heretofore furnished or made available to MTRA a correct and complete copy of any amendments or modifications, which have not yet been filed with the SEC but which are required or planned to be filed, to agreements, documents or other instruments which previously had been filed by AAI with the SEC pursuant to the Securities Act or the Exchange Act. To AAI's knowledge, AAI is not the subject of any pending SEC investigation. AAI is not subject to the Public Utility Holding Company Act of 1935.

         6.5 NO CONFLICTS. Merger Sub's and AAI's execution and delivery of, and performance of their respective obligations under, the Merger Documents and the consummation by each of them of the transactions contemplated thereby (including, without limitation, the issuance, sale and delivery by AAI of AAI Common Stock hereunder) will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to AAI or any of its Subsidiaries, or any of such Person's properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of AAI or any of its Subsidiaries under, any Contract to which any of them is a party or (c) violate the certificate of incorporation or bylaws of any such Persons. No authorization, consent or approval of, or filing with or notice to, any governmental entity is necessary for the execution and delivery of this Agreement by AAI or Merger Sub or the consummation by AAI or Merger Sub of the transactions contemplated hereby, except for (i) the filing of pre-merger notification reports under the HSR Act, (ii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, (iii) the filing of a Form 8-K with the SEC within fifteen days after the Closing,
(iv) any filings as may be required under the Indemnification and Registration Rights Agreement, (v) any filings as may be required under applicable state securities laws, (vi) any required federal or state regulatory approvals set forth on SCHEDULE 6.5 hereto, and such other consents, authorizations, filings, approvals and registrations as are set forth on SCHEDULE

6.5 hereto or which if not obtained or made would not have a Material Adverse Effect on AAI and its Subsidiaries taken as a whole.

         6.6 DISCLOSURE.

         (a) This Agreement and all certificates, instruments and written materials furnished or made to MTRA by or on behalf of AAI or any of its Subsidiaries in connection with this Agreement, taken as a whole, and including any corrective materials furnished or made available to MTRA prior to the date hereof, do not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

         (b) Since the date of the AAI Balance Sheet, (i) there has not been a Material Adverse Effect on AAI and its Subsidiaries taken as a whole, nor has there occurred or arisen any event or condition (other than publicly reported events or conditions affecting AAI's and its Subsidiaries' industry generally) that reasonably could be expected to have such a Material Adverse Effect) and
(ii) there have been no extraordinary dividends or other distributions declared or paid in respect of any of the shares of capital stock of AAI, or any commitment related to the foregoing except as contemplated by this Agreement and the transactions contemplated hereby. AAI and its Subsidiaries, considered as a whole, have no material liabilities that would be required to be disclosed if AAI were engaged in an offering of its securities that are not fully reflected or provided for on, or disclosed in the notes to, the AAI Balance Sheet or elsewhere in the AAI Reports, except (A) liabilities incurred in the ordinary course of business since the date of the AAI Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on AAI and its Subsidiaries taken as a whole, (B) liabilities permitted or contemplated by this Agreement, and (C) liabilities disclosed on SCHEDULE 6.6.

         6.7 COMPLIANCE WITH APPLICABLE LAW, CHARTER AND BY-LAWS. The business of AAI is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, permit, concession, grant or other authorization of any governmental entity (including the applicable provisions of the Securities Act and the Exchange Act), except for any violations that, in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect on AAI. Neither AAI nor any of its Subsidiaries is in default or violation of any provision of its charter documents or its by-laws.

         6.8 LITIGATION AND AUDITS. Except for any claim, action, suit or proceeding disclosed on SCHEDULE 6.8 hereto, (a) there is no claim, action, suit, arbitration or proceeding pending or threatened against or involving AAI or any of its Subsidiaries, or any of its or their assets or properties, at law or in equity, at or before any arbitrator or governmental entity, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, or that, if adversely determined, either singly or in the aggregate, would have a Material Adverse Effect on AAI and its Subsidiaries taken as a whole; and (b) there are no judgments, decrees, injunctions or orders of any arbitrator or governmental entity outstanding against AAI or any of its Subsidiaries that either singly or in the aggregate could have a Material Adverse Effect on AAI and its Subsidiaries taken as a whole.

         6.9 CONSENTS. SCHEDULE 6.9 hereto correctly identifies each contract, lease, instrument, license or other agreement required to be filed as an exhibit to the AAI Reports that requires the consent of a third party in connection with the transactions contemplated hereby.

         6.10 BROKERS. Neither AAI nor any of its Subsidiaries, nor any officer, director, employee or stockholder of any such Persons, has employed any broker or finder in connection with the transactions contemplated by this Agreement.

         6.11 TAX-FREE REORGANIZATION; POOLING OF INTERESTS. Neither AAI nor any of its affiliates has taken, or agreed to take, any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. The statements set forth in the form of letter to AAI's accountants, Ernst & Young LLP, which is attached hereto as EXHIBIT J are true and correct and shall be true and correct as of the Effective Time.

         6.12 MERGER SUB. The Merger Sub was formed immediately before the Merger in anticipation of the Merger solely for the purpose of effectuating the Merger, has no assets other than those required to effectuate the Merger and has not carried on any business prior to the Effective Date. Furthermore, the Merger Sub is a wholly-owned direct subsidiary of AAI.


                                  ARTICLE VII.

                      COVENANTS OF MTRA, MERGER SUB AND AAI

         7.1 ORDINARY CONDUCT OF MTRA. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, MTRA will cause its business and the business of its Subsidiaries to be conducted in the ordinary course in substantially the same manner as presently conducted and will make all reasonable commercial efforts consistent with past practices to preserve its and its Subsidiaries' relationships with their respective customers, suppliers and others with whom MTRA and such Subsidiaries deal and to keep available the services of each of their officers and employees. Additionally, except as otherwise contemplated by this Agreement or as set forth on SCHEDULE 7.1, MTRA will not and will not permit any of its Subsidiaries to do any of the following without the prior written consent of Merger Sub or AAI:

         (a) Amend the articles of organization or bylaws of MTRA or any of its Subsidiaries;

         (b) Authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock appreciation rights) of MTRA or any of its Subsidiaries, except as required by Option agreements as in effect as of the date hereof or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement;

         (c) (i) Split, combine or reclassify any shares of capital stock of MTRA or any of its Subsidiaries, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock of MTRA or any of its Subsidiaries or (iii) redeem or otherwise acquire any securities of MTRA or any of its Subsidiaries;

         (d) (i) Incur or assume any long-term debt or issue any debt securities or, except under existing lines of credit and in amounts not material to MTRA and its Subsidiaries, taken as a whole, incur or assume any short-term debt other than in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice and in amounts not material to MTRA and its Subsidiaries, taken as a whole, and except for obligations of Subsidiaries of MTRA, (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in wholly owned Subsidiaries of MTRA or entities listed on SCHEDULE 7.1 pursuant to existing agreements or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not exceeding $2,000 per individual and $10,000 in the aggregate), (iv) pledge or otherwise encumber shares of capital stock of MTRA or any of its Subsidiaries, or (v) except in the ordinary course of business consistent with past practice, mortgage or pledge, or allow any of MTRA's Subsidiaries to mortgage or pledge, any of their respective material assets, tangible or intangible, or create or suffer to exist any material lien thereupon, except (A) as may be required under existing agreements to which MTRA or its Subsidiaries are parties and (B) Permitted Encumbrances;

         (e) Except as may be required by law or as contemplated or permitted by the Merger Documents, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of either MTRA or any of its Subsidiaries in any manner or (ii) except for (A) normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to MTRA and its Subsidiaries and (B) as required under existing agreements or in the ordinary course of business generally consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee of MTRA or any of its Subsidiaries, or pay any benefit to any such Persons not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

         (f) (i) Acquire, sell, lease or dispose of any assets outside the ordinary course of business, any of the capital stock of any of its Subsidiaries or any other assets that in the aggregate are material to MTRA and its Subsidiaries, taken as a whole, or (ii) enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

         (g) Except as may be required as result of a change in law or in Generally Accepted Accounting Principles, change or modify any of the accounting principles or practices used by MTRA and its Subsidiaries;

         (h) Except as may be required by applicable law or Generally Accepted Accounting Principles, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

         (i) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, company, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iii) enter into any contract or agreement involving an amount in excess of $1,000,000 other than to obtain the Environmental Insurance; (iv) authorize any new capital expenditure or expenditures that, individually or in the aggregate, are in excess of $5,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (j) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the Financial Statements of MTRA and its Subsidiaries or on SCHEDULE 5.5 or incurred in the ordinary course of business consistent with past practice;

         (k) Settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

         (l) Take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of MTRA contained in this Agreement untrue or incorrect in any material respect or would result in any of the conditions set forth in this Agreement not being satisfied; or

         (m) Agree, whether in writing or otherwise, to do any of the foregoing.

         7.2 CREDIT ARRANGEMENTS. If BankBoston, N.A. (the "Lender") is unwilling to agree to the continuation of its current loan arrangements with MTRA after the Merger, modified to effect the complete termination of the guaranty by Richard Parker, on the Closing Date AAI shall discharge in full all indebtedness, including accrued and unpaid interest, owed by MTRA to Lender.

         7.3 NO SOLICITATION. MTRA agrees that, prior to the Effective Time, it shall not, and it shall use its best efforts to cause its directors, officers, employees, agents and representatives, and those of any of its Subsidiaries, not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) inquiries or proposals concerning any merger, consolidation or acquisition or purchase with or by any third party (other than the

Merger Sub or AAI) of all or any substantial portion of the assets or capital stock of MTRA or any of its Subsidiaries (an "Acquisition Transaction") or negotiate with any such third party with respect to any Acquisition Transaction; provided that the foregoing shall not prevent MTRA or its board of directors from taking or permitting any action in connection with any such proposal on a third party if, based on the written opinion of its outside counsel, the failure to do so would violate its fiduciary duties to MTRA's stockholders under applicable law. MTRA shall immediately advise Merger Sub of any inquiries or proposals that it or any of its Subsidiaries receives or attempts to negotiate relating to an Acquisition Transaction, and any such notice shall include a description of the terms and conditions of any such proposal, or the nature of any inquiry or attempts to negotiate.

         7.4 ACCESS TO INFORMATION. Between the date of this Agreement and the Effective Time, MTRA and AAI shall each afford to the other (and their authorized representatives) reasonable access, during normal business hours and upon reasonable notice, to its books, records, offices and other facilities and properties (including, without limitation, for the purpose of conducting such inspections, tests and sampling work as the investigating party deems advisable), and furnish to each other such financial and operating data (including accountants' work papers) and other information with respect to its business operations including, but not limited to, information relating to taxes as the other party may from time to time reasonably request; provided, however, that any such investigation by any party shall be conducted in such a manner as not to interfere unreasonably with the normal operations of the other party; provided, further, that each may keep confidential and may not make available all information that it is required to keep confidential pursuant to written agreements with third parties but shall identify to the other party the nature of such information by broad category.

         7.5 SCHEDULES TO AGREEMENT. MTRA and AAI shall each promptly notify the other of any event, fact or other circumstance arising after the date hereof that would have caused any schedule delivered by it under this Agreement to be untrue or misleading had such event, fact or circumstance arisen prior to the delivery of such schedules.

         7.6 MAINTENANCE OF CORPORATE EXISTENCE. Each of MTRA, Merger Sub and MTRA shall maintain in full force and effect its corporate existence.

         7.7 CONDUCT OF BUSINESS OF AAI. Between the date of this Agreement and the Effective Time, AAI and each of its Subsidiaries shall, except to the extent that MTRA shall otherwise consent in writing, promptly notify MTRA of any event or occurrence not in the ordinary course of business of AAI and each of its Subsidiaries which will have or could reasonably be expected to have a Material Adverse Effect on AAI and its Subsidiaries taken as a whole.

         7.8 BLUE SKY LAWS. AAI shall take such steps as may be necessary to comply with the securities and blue sky laws of North Carolina and Massachusetts to the extent applicable to the issuance of shares of AAI Common Stock pursuant hereto and the transactions contemplated hereby; provided, however, that AAI shall not be required to register any of such shares under the securities laws of any jurisdiction except pursuant to the Indemnification and Registration and Rights Agreement and SECTION 7.11 hereof.

               7.9 CERTAIN BENEFIT PLANS. AAI shall take such reasonable actions as are necessary to allow eligible employees of MTRA to participate in the benefits programs of AAI to the extent similarly situated employees participate in such benefit programs, as soon as practicable after the Effective Time in accordance with the terms of such programs. Employees of MTRA shall be given credit for years of service with MTRA prior to the Closing for purposes of any AAI benefit program. AAI shall not cause the Surviving Corporation to terminate the Qualified Plans until after December 31, 1999; provided that at any time after the Closing, AAI may cause the Surviving Corporation to freeze (i.e., permanently discontinue all contributions to) the MTRA Profit Sharing/401(k) Plan (the "401(k) Plan"), may merge the 401(k) Plan with a plan sponsored by AAI or may amend the 401(k) Plan in any regard.

         7.10 INDEMNIFICATION AND INSURANCE REGARDING DIRECTORS AND OFFICERS.

         (a) For not less than six years after the Effective Time, AAI shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers and directors of MTRA (each an "Indemnified Party") from and against any and all losses, claims, damages, expenses, liabilities, judgments or amounts paid in settlement arising out of actions or omissions (other than actions or omissions that constitute a breach of any representation, warranty or covenant of MTRA set forth herein) occurring at or prior to the Effective Time to the fullest extent permitted under Massachusetts Law. To the maximum extent permitted by Massachusetts law, AAI shall cause the Surviving Corporation, and the Surviving Corporation agrees, promptly to advance any such Indemnified Party the amount of expenses the Indemnified Party incurs in the defense of any action or suit subject to the receipt of an undertaking from the Indemnified Party to reimburse the Surviving Corporation the amount of such advancements if the Indemnified Party is not entitled to indemnification by the Surviving Corporation under Massachusetts Law. AAI hereby (a) guarantees to each person to whom the Surviving Corporation has obligations under this SECTION 7.10 that the Surviving Corporation will fulfill those obligations and (b) agrees that each of those persons is an intended beneficiary of that guarantee and has the right to enforce it against AAI, with regard to himself or herself. In connection with the foregoing, AAI hereby waives all suretyship defenses.

         (b) The Surviving Corporation shall maintain, for a period of not less than three years after the Effective Time, MTRA's existing directors' and officers' liability insurance policy with respect to actions or omissions occurring at or prior to the Effective Time, provided, however, that the Surviving Corporation may substitute therefor policies that contain terms and conditions that, in the aggregate, are no less advantageous to the beneficiaries thereof than such existing policy and that will cover all claims arising out of occurrences that took place from the commencement of the existing policy through the Effective Time.

         7.11 FORM S-8. AAI shall file a registration statement on Form S-8 covering all shares of AAI Common Stock issuable with respect to Options no later than ten days after the Closing Date, and AAI shall cause such registration statement to become effective then and remain effective for as long as Options are outstanding.

         7.12 NASDAQ LISTING. AAI shall cause the shares of AAI Common Stock to be issued under this Agreement on the Effective Date to be listed on Nasdaq National Market as of the Effective Time.

         7.13 TAX-FREE REORGANIZATION. AAI and MTRA shall each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code.


                                  ARTICLE VIII.

                                MUTUAL COVENANTS
                                       OF
                     MTRA, MERGER SUB AND APPLIED ANALYTICAL

         MTRA, Merger Sub and AAI covenant and agree as follows:

         8.1 CONFIDENTIALITY. Each of the parties to this Agreement (a) will hold, and will use its best efforts to cause each of its officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors to hold, in strict confidence all information (other than such information as may be publicly available) furnished to it in connection with the transactions contemplated by this Agreement, together with all information concerning any of the parties hereto contained in any analyses, compilations, studies or other documents prepared by or on behalf of any of the parties hereto (collectively, the "Information") and (b) will not, without the prior written consent of the party to whom any certain Information relates, except as required by law, release or disclose that Information to any other person, except to the officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors of the parties hereto (i) who need to know the Information in connection with the consummation of the transactions contemplated by this Agreement, (ii) who have been informed by either MTRA, on one hand, or AAI, on the other hand, of the confidential nature of the Information and (iii) who are instructed to comply with the terms and conditions of this SECTION 8.1. The parties hereto understand that all Information is proprietary and that dissemination of any part thereof or the use thereof for purposes other than the evaluation and consummation of the transactions contemplated by this Agreement will cause irreparable harm to the party hereto to whom the Information relates. In the event a party hereto or a Person to whom such party transmits the Information in accordance with this Agreement becomes legally compelled to disclose any of the Information, such party will provide the party to whom the information relates with prompt notice so that it may seek a protective order or other appropriate remedy or waive compliance with the provisions of this SECTION
8.1. In the event that such protective order or other remedy is not obtained, or that the party to whom the Information relates waives compliance with the provisions of this SECTION 8.1, such party will furnish only that portion of the Information that it believes, after receiving advice from counsel reasonably experienced in such matters, may be legally required. If the transactions contemplated by this Agreement are not consummated, the Information, including all analyses, compilations, studies or other documents prepared by or on behalf of any of the parties hereto based on the Information, will be returned to the party to whom it relates.

         8.2 CONSUMMATION OF AGREEMENT. Each of the parties hereto will use its reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated. If any event should occur, either within or outside the control of the parties hereto that would materially delay or prevent fulfillment of the conditions of the parties hereto to consummate the transactions contemplated by this Agreement, each party will notify the other of any such event, and the parties hereto will use their respective reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

         8.3 PUBLICITY. The parties hereto agree that no public release or announcement concerning the transactions contemplated hereby shall be issued without the prior consent of all the parties hereto, except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the party to whom the information relates reasonable time to comment on such release or announcement in advance thereof.

         8.4 FILINGS. AAI and the Merger Sub, on the one hand, and MTRA, on the other hand, will make or cause to be made all such filings and submissions under applicable laws and regulations as may be required for the consummation of the transactions contemplated hereunder, including without limitation any filings required under the HSR Act. The parties hereto will cooperate and coordinate with one another in connection with any such filings or submissions.

         8.5 POOLING OF INTERESTS. The parties hereto agree that AAI and the Merger Sub intend to treat the Merger as a "pooling-of-interests" for financial accounting purposes. Each of MTRA and AAI shall not take, and shall use its best efforts to cause its affiliates not to take, from the date hereof through the Effective Time or at any time after the Effective Time, any action that would prevent representations set forth in SECTION 5.29 and SECTION 6.11, respectively, from being true at the Effective Time.


                                   ARTICLE IX.

                              CONDITIONS TO CLOSING

         9.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The respective obligations of each party hereto to effect the transactions contemplated hereby shall be subject to the fulfillment of the following conditions:

         (a) Neither MTRA, AAI nor Merger Sub shall be subject on the Closing Date to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement, nor shall there be pending a suit or proceeding by any governmental authority that seeks injunctive or other relief in connection with the transactions contemplated hereby; and

         (b) All filings required by any Person under the HSR Act with respect to the transactions contemplated hereby shall have been made, all applicable waiting periods with respect thereto shall have expired or been terminated and no action shall have been taken or threatened by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the transactions contemplated under this Agreement.

         9.2 CONDITIONS TO THE OBLIGATIONS OF MTRA TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of MTRA to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by MTRA:

         (a) In the event that the AAI Trading Price is less than $11.00 AAI shall have provided written notice to MTRA prior to the Closing Date pursuant to
SECTION 3.1(b)(ii) that AAI wishes to consummate the Merger notwithstanding that the AAI Trading Price is less than $11.00;

         (b) All representations and warranties of Merger Sub and AAI contained in this Agreement shall be true and correct as of the Closing Date as though made as of such date (except as otherwise expressly contemplated by this Agreement). Merger Sub and AAI shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by Closing. MTRA shall have received a certificate as to the matters set forth in this SECTION 9.2(b) in form reasonably satisfactory to it signed and attested on behalf of Merger Sub and AAI by their authorized officers;

         (c) MTRA shall have received all of the documents, appropriately executed as may be necessary, referenced in SECTION 4.3;

         (d) MTRA shall have received an opinion rendered by Robinson, Bradshaw & Hinson, P.A., counsel for Merger Sub and AAI, dated as of the Closing Date substantially in the form attached hereto as EXHIBIT G hereto;

         (e) MTRA shall have received a certificate executed by the Secretary or Assistant Secretary of each of Merger Sub and AAI and attested by the President or a Vice President of each of Merger Sub and AAI attaching and certifying the accuracy, truthfulness and completeness of the following documents:

                  (i) A copy of the certificate or articles of incorporation of each of Merger Sub and AAI, which shall be certified as of a recent date by the Secretary of State, or similar official, of each of their respective states of incorporation;

                  (ii) A copy of the bylaws of each of Merger Sub and AAI; and

                  (iii) A copy of the resolutions of each of Merger Sub's and AAI's Board of Directors authorizing the execution of each of the Merger Documents to which it is a party and authorizing the consummation of the transactions contemplated thereby.

         (f) MTRA shall have received a long-form certificate of good standing of each of Merger Sub and AAI issued as of a recent date by the Secretary of State, or similar official, of their respective states of incorporation; and

         (g) All other documents, appropriately executed as may be necessary, required by the Merger Documents or reasonably required by MTRA to have been delivered to it at or prior to Closing in order to consummate the transactions contemplated hereby.

         9.3 CONDITIONS TO THE OBLIGATIONS OF AAI AND MERGER SUB TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of AAI and Merger Sub to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by AAI:

         (a) AAI shall have received a letter from Ernst & Young LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement, and such letter shall not have been withdrawn;

         (b) All representations and warranties of MTRA contained in this Agreement and all Schedules attached hereto shall be true and correct in all material respects as of the Closing Date as though made as of such date. MTRA shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to Closing. AAI shall have received a certificate certifying the matters set forth in this SECTION 9.3(b) signed and attested on behalf of MTRA by its authorized officers;

         (c) AAI shall have received all of the documents, appropriately executed as may be necessary, referenced in SECTION 4.2 and shall also have received written representations to AAI executed by Inderjit Kaul substantially similar to the representations made by the other Stockholders in SECTIONS 4.1
(d) through (h) of the Indemnification and Registration Rights Agreement (including the representations incorporated by reference from ANNEX B thereto);

         (d) AAI shall have received an opinion rendered by Foley, Hoag & Eliot LLP, counsel to MTRA, dated the Closing Date substantially in the form attached hereto as EXHIBIT H;

         (e) AAI shall have received a certificate executed by the Clerk or Assistant Clerk of MTRA and attested by the President or Chief Executive Officer of MTRA attaching and certifying the completeness of the following documents:

                  (i) A copy of the certificate or articles of incorporation of MTRA and each of its Subsidiaries, which shall be certified as of a recent date by the Secretary of State, or similar official, of their respective states of incorporation;

                  (ii) A copy of the bylaws of MTRA and each of its Subsidiaries; and

                  (iii) A copy of the resolutions of MTRA's Board of Directors authorizing the execution of each of the Merger Documents to which it is a party and authorizing the consummation of the transactions contemplated thereby.

         (f) AAI shall have received a long-form certificate of good standing of MTRA and each of its Subsidiaries issued as of a recent date by the Secretary of State, or similar official, of their respective states of incorporation;

         (g) AAI shall have received all other documents, appropriately executed as may be necessary, required by the Merger Documents or reasonably required by Merger Sub or AAI to have been delivered to either of them at or prior to Closing in order to consummate the transactions contemplated hereby;

         (h) AAI shall have received all consents referred to in SCHEDULES 5.7 and 6.9 to this Agreement; and

         (i) The aggregate number of Dissenting Shares shall not exceed 81,575.


                                   ARTICLE X.

                                   TERMINATION

         10.1 TERMINATION. The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

         (a) by mutual written consent of Merger Sub and MTRA;

         (b) by any party hereto, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree permanently enjoining any of the parties hereto from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

         (c) by any of the parties hereto if any condition to such party's obligation contained in any of the Merger Documents (including all such conditions set forth in ARTICLE IX hereof) to effect the Merger shall not have been fulfilled or waived by March 31, 1999 (or shall have become incapable of fulfillment) and if such party seeking termination is in material compliance with all of its obligations under this Agreement; and

         (d) by AAI if the number of Dissenting Shares exceeds 81,575.

         10.2 PROCEDURE AND EFFECT OF TERMINATION OR FAILURE TO CLOSE. In the event of a termination by any party pursuant to SECTION 10.1, such terminating party shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. In such event:

         (a) Merger Sub and AAI shall return to MTRA all Information regarding MTRA and its Subsidiaries received by Merger Sub or AAI, whether obtained before or after the execution hereof, and MTRA shall return or cause to be returned to Merger Sub and AAI all Information regarding Merger Sub or AAI received by MTRA or any of its Subsidiaries, whether obtained before or after the execution hereof;

         (b) All filings, applications and other submissions relating to the Merger shall, to the extent practicable, be withdrawn from the agency or other Person to which made; and

         (c) None of the parties hereto nor any of their partners, directors, officers, shareholders, employees, agents, or affiliates shall have any liability or further obligation to the other party or any of its partners, directors, officers, shareholders, employees, agents, or affiliates pursuant to this Agreement, except (i) as stated in SECTION 8.1 (relating to confidentiality), and SECTION 11.2 (relating to expenses) hereof and (ii) any of the parties hereto nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by any other party hereto of any agreement, covenant, representation or warranty contained in this Agreement.


                                   ARTICLE XI.

                            MISCELLANEOUS PROVISIONS

         11.1 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

         (a) Survival. All representations, warranties and agreements made by the parties to this Agreement to one another pursuant to any of the Merger Documents shall survive for one year following the Closing Date, except that representations and warranties under SECTION 5.13(d) relating to or in connection with a Qualified Plan shall survive until six months after the earliest of the Surviving Corporation's receipt of a favorable determination letter from the Internal Revenue Service approving the termination of the Qualified Plan, the merger of the Qualified Plan with a plan sponsored by AAI, or, for the 401(k) Plan only, two years after the Effective Time. No representation or warranty shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom such representation or warranty was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such Person that any representation or warranty was false or misleading at Closing. All claims (except for claims of actual intentional fraud) made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this SECTION 11.1.

         (b) Indemnification Agreements. Pursuant to that certain Indemnification and Registration Rights Agreement, as more specifically set forth therein, (i) certain Stockholders have agreed to indemnify, defend and hold harmless AAI and its Subsidiaries (including Merger Sub), and (ii) AAI has agreed to indemnify, defend and hold harmless each such Stockholder, from and against all demands, claims, actions, looses, damages, liabilities, costs and expenses

(including, without limitation, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) asserted against or incurred thereby arising out of or in connection with or resulting from a breach of any covenant, agreement, representation or warranty of MTRA, on one hand, and Merger Sub and AAI, on the other, respectively, in the Merger Agreement.

         11.2 EXPENSES. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein or in the Indemnification and Registration Rights Agreement, Merger Sub or AAI, on the one hand, or MTRA, on the other, will pay all of its own costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby including but not limited to, in the case of MTRA, the fees and expenses of its financial consultants, Lehman Brothers, Inc. and Corporate Finance Advisors, Inc.

         11.3 WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

         11.4 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of MTRA, AAI and Merger Sub at any time prior to the Closing with respect to any of the terms contained herein.

         11.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

         (a) If to MTRA, to:

             Medical & Technical Research Associates, Inc.
             Two Vision Drive
             Natick, Massachusetts 01760
             Attn:  Mr. Richard J. Parker
             Telecopy:  (508) 651-0387

             Copies to:

             Foley Hoag & Eliot LLP
             One Post Office Square
             Boston, Massachusetts  02109
             Attn:  Peter M. Rosenblum, Esq.
             Telecopy:  (617) 832-7000

         (b) If to AAI or to Merger Sub, to:

             Applied Analytical Industries, Inc.
             1206 North 23rd Street
             Wilmington, North Carolina 28405
             Attn:  Mr. R. Forrest Waldon
             Telecopy: (910) 392-6557

             Copies to:

             Robinson, Bradshaw & Hinson, P.A.
             1900 Independence Center
             101 North Tryon Street
             Charlotte, North Carolina 28246
             Attn:  Mr. Stephen M. Lynch
             Telecopy: (704) 373-3955

         11.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

         11.7 GOVERNING LAW; JURISDICTION. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina except to the extent that Massachusetts Law governs the effect of the Merger.

         11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.9 NOUNS AND PRONOUNS. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

         11.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         11.11 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, other than the right to receive the Merger Consideration pursuant to
ARTICLE III hereof, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         11.12 ENTIRE AGREEMENT. This Agreement, including the Exhibits, Schedules and the other documents delivered pursuant hereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated by this Agreement, except with respect to the Confidential Disclosure Agreement dated June 5, 1998 between AAI and MTRA, the terms of which shall continue in effect.




                            [Signature Pages Follow]

               IN WITNESS WHEREOF, MTRA, AAI and Merger Sub have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.



                                             APPLIED ANALYTICAL INDUSTRIES, INC.



                                             By:     /s/ Frederick D. Sancilio
                                                     ---------------------------
                                             Name:   Frederick D. Sancilio
                                                     ---------------------------
                                             Title:  CEO/President
                                                     ---------------------------


                                             By:     /s/ Eugene T. Haley
                                                     ---------------------------
                                             Name:   Eugene T. Haley
                                                     ---------------------------
                                             Title:  Executive Vice President
                                                     ---------------------------



/s/ R. Forrest Waldon
------------------------
Attest


                                             WILMINGTON ACQUISITION CORP.



                                             By:     /s/ Eugene T. Haley
                                                     ---------------------------
                                             Name:   Eugene T. Haley
                                                     ---------------------------
                                             Title:  President
                                                     ---------------------------


                                             By:     /s/ Albert N. Cavagnaro
                                                     ---------------------------
                                             Name:   Albert N. Cavagnaro
                                                     ---------------------------
                                             Title:  Vice President
                                                     ---------------------------



/s/ R. Forrest Waldon
------------------------
Attest

                                             MEDICAL & TECHNICAL RESEARCH
                                             ASSOCIATES, INC.



                                             By:     /s/ Richard J. Parker
                                                     ---------------------------
                                             Name:   Richard J. Parker
                                                     ---------------------------
                                             Title:  President


                                             By:     /s/ J. Spencer Goldsmith
                                                     ---------------------------
                                             Name:   J. Spencer Goldsmith
                                                     ---------------------------
                                             Title:  Treasurer
                                                     ---------------------------



/s/ Peter M. Rosenblum
------------------------
Attest



                                       2